Exhibit 107

Calculation of Filing Fee Tables

424(b)(7)

(Form Type)

Maxeon Solar Technologies, Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, no par value	Rule 457(c)	1,100,000	$9.945	(2)	$10,939,500	0.00014760	$1,614.67
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A		N/A	N/A	N/A
	Total Offering Amounts						$10,939,500		$1,614.67
	Total Fees Previously Paid								$0.00
	Total Fee Offsets								$0.00
	Net Fee Due								$1,614.67

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The price shown is the average of the high and low selling price of the registrant’s ordinary shares on October 5, 2023, as reported on the Nasdaq Global Select Market.